Exhibit 23.5

CONSENT OF JONES LANG LASALLE AMERICAS, INC.

We hereby consent to the use of our name in the Registration Statement on Form S-11, to be filed by ECM Realty Trust, Inc., and the related Prospectus and any further amendments or supplements thereto (collectively, the “Registration Statement”), the Broker Opinion of Value prepared by Jones Lang LaSalle Americas, Inc. for ECM Realty Trust, Inc. (the “BOV”) as an exhibit to the Registration Statement and the references to the BOV wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Our Business” and “Experts” in the Registration Statement.

Dated: December 23, 2010

JONES LANG LASALLE AMERICAS, INC.

By:	/s/ James L. Koster II
Name: James L. Koster II
Title: President, Americas Capital Markets